Registration No. 033-84894
                                                                Rule 424(b)(3)


          SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED OCTOBER 23, 1997

                   MLCC MORTGAGE INVESTORS, INC., Transferor
           ML Revolving Home Equity Loan Asset Backed Certificates,
                     Series 1997-1, Investor Certificates

                       MERRILL LYNCH CREDIT CORPORATION
                                   Servicer

     On October 30, 1997, the ML Revolving Home Equity Loan Trust 1997-1 (the "Trust") issued the ML Revolving Home Equity Loan Asset Backed Certificates, Series 1997-1 (the "Certificates") in an original aggregate principal amount of approximately $363,791,000. Each Certificate represents an undivided interest in the Trust created pursuant to a Pooling and Servicing Agreement dated as of October 1, 1997 by and among MLCC Mortgage Investors, Inc., Merrill Lynch Credit Corporation, as servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Equity Access Program--Delinquency and Loan Loss Experience" on page S-33 of the Prospectus Supplement are hereby updated, in their entirety, as follows:


                                                    Mortgage Loan Delinquency Experience
                                                             (Dollars in Thousands)

                                    Year ended      Year ended       Year ended       Year ended       Year ended
                                   December 31,    December 31,     December 31,     December 31,     December 31,
                                       1996            1997             1998             1999             2000
                                   ------------    ------------     ------------     ------------     ------------
Number of Revolving Credit
  Line (RCL) Loans Serviced.....        28,368          31,395           30,571           31,517           33,863
Aggregate Loan Balance of
  RCL Loans Serviced............   $ 1,353,800      $1,387,217       $1,191,938       $1,202,594       $1,313,527
Loan Balance of RCL Loans
  2 months Delinquent...........   $     8,292          $5,450           $6,634           $6,427           $8,137
Loan Balance of RCL Loans
 3 months or more Delinquent(1).   $    39,508         $44,104          $31,348          $22,863          $18,782
Total of 2 months or more
 Delinquent as a % of Loan
 Balance of RCL Loans...........          3.53%           3.57%            3.19%            2.44%            2.05%

                                                           Mortgage Loan Loss Experience
                                                                (Dollars in Thousands)

                                    Year ended      Year ended       Year ended        Year ended       Year ended
                                   December 31,    December 31,     December 31,      December 31,     December 31,
                                       1996            1997             1998              1999             2000
                                   ------------    ------------     ------------     ------------     ------------
Number of Revolving Credit
Line Loans serviced..............      28,368           31,395            30,571           31,517           33,863
Aggregate Loan Balance of
 RCL Loans Serviced..............  $ 1,353,800     $ 1,387,217       $ 1,191,938      $ 1,202,594      $ 1,313,527
For the Period:
Gross Charge-offs Dollars........  $     1,860     $     4,269       $     2,756      $     4,445      $     3,884
  Percentage(2)..................         0.14%           0.31%             0.23%            0.37%            0.30%
_______________
(1)      Includes Bankruptcy and Foreclosure.
(2)      As a percentage of aggregate balance of revolving credit line loans serviced.


     Additionally, the information contained in the table entitled "Trust Balances" under the heading "The Mortgage Loan Pool-The Mortgage Loans" on page S-26 of the Prospectus Supplement is hereby updated to indicate, as of December 31, 2000, the Loan Balances of the Mortgage Loans:


                                  Trust Balances of Mortgage Loans as of December 31, 2000

                                                                                              % of Mortgage
                                          Number of                                          Loans by Trust
Range of Trust Balances                 Mortgage Loans           Trust Balance                   Balance
--------------------------------------------------------------------------------------------------------------------
$4,999.99 Or lower                              921               $   1,278,831.35                  0.63%
$5,000-9,999.99                                 416                   3,164,088.07                  1.57%
$10,000-14,999.99                               370                   4,630,762.83                  2.29%
$15,000-14,999.99                               375                   6,638,514.24                  3.29%
$20,000-24,999.99                               337                   7,669,433.22                  3.80%
$25,000-29,999.99                               275                   7,563,083.00                  3.75%
$30,000-34,999.99                               218                   7,079,189.62                  3.51%
$35,000-39,999.99                               211                   7,911,938.84                  3.92%
$40,000-44,999.99                               151                   6,411,098.50                  3.17%
$45,000-49,999.99                               166                   7,924,646.55                  3.92%
$50,000-54,999.99                               114                   5,953,266.40                  2.95%
$55,000-59,999.99                               107                   6,157,782.71                  3.05%
$60,000-64,999.99                                90                   5,601,573.76                  2.77%
$65,000-69,999.99                                64                   4,302,915.38                  2.13%
$70,000-74,999.99                                83                   6,030,407.53                  2.99%
$75,000-99,999.99                               252                  22,190,449.59                 10.98%
$100,000-149,999.99                             214                  25,724,386.00                 12.74%
$150,000-199,999.99                             115                  20,245,515.18                 10.03%
$200,000-249,999.99                              34                   7,565,120.76                  3.75%
$250,000-299,999.99                              25                   6,813,050.53                  3.37%
$300,000-349,999.99                              14                   4,482,219.79                  2.22%
$350,000-399,999.99                              10                   3,756,262.79                  1.86%
$400,000-449,999.99                               4                   1,636,876.14                  0.81%
$450,000-499,999.99                              10                   4,778,397.73                  2.37%
$500,000-599,999.99                               4                   2,049,215.24                  1.01%
$550,000-599,999.99                               3                   1,700,000.00                  0.84%
$600,000-649,999.99                               2                   1,249,913.17                  0.62%
$650,000-699,999.99                               1                     668,135.95                  0.33%
$700,000-749,999.99                               2                   1,460,606.17                  0.72%
$750,000-799,999.99                               2                   1,540,887.78                  0.76%
$800,000-899,999.99                               1                     800,000.00                  0.40%
$900,000-999,999.99                               2                   1,882,430.15                  0.93%
$1,000,000-1,199,999.99                           1                   1,000,000.00                  0.50%
$1,200,000-1,299,999.99                           1                   1,264,973.78                  0.63%
$2,800,000-2,899,999.99                           1                   2,800,706.74                  1.39%
                                    --------------------------------------------------------------------------------
               TOTALS                        4,596               $ 201,928,479.49                100.00%
                                    ================================================================================


                             --------------------


                The date of this Supplement is March 30, 2001.